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                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

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
                                                                                          YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------------------------------
                                                                          2000         1999         1998        1997       1996
                                                                       ---------    ---------    ---------   ---------  ---------
COMPUTATION OF EARNINGS:

Pretax income (loss) from continuing operations ...................    $ 110,867    $ 240,363    $ 590,231   $ 430,061  $ 212,705
Less:  Interest capitalized during the period and actual
       preferred dividend requirements of majority-owned
       subsidiaries and 50%-owned persons included in fixed
       charges but not deducted from pretax income from above .....      (13,844)      (6,329)      (1,031)     (4,382)    (3,973)
Add:   Previously capitalized interest amortized during the
       period .....................................................          334          334          334         192         --
                                                                       ---------    ---------    ---------   ---------  ---------
Total earnings, before fixed charge addition ......................       97,357      234,368      589,534     425,871    208,732
                                                                       ---------    ---------    ---------   ---------  ---------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized ..........................       24,500       16,009       16,121      15,241      6,831
                                                                       ---------    ---------    ---------   ---------  ---------
Total fixed charges ...............................................       24,500       16,009       16,121      15,241      6,831
                                                                       ---------    ---------    ---------   ---------  ---------

TOTAL EARNINGS AND FIXED CHARGES ..................................    $ 121,857    $ 250,377    $ 605,655   $ 441,112  $ 215,563
                                                                       ---------    ---------    ---------   ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES ................................         4.97        15.64        37.57       28.94      31.56
                                                                       =========    =========    =========   =========  =========
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